Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-215907 on Form S-3, and the Registration Statements (333-50005, 333-89453, 333-48420, 333-135772, 333-151841, 333-158610, 333-191549 and 333-212344) on Form S-8 of H.B. Fuller Company, of our report dated October 3, 2017, on the consolidated financial statements of Royal Holdings, Inc. and Subsidiaries as of September 30, 2015 (successor) and September 30, 2014 (predecessor) and for the periods June 19, 2015 to September 30, 2015 (successor), October 1, 2014 to June 18, 2015 (predecessor) and year ended September 30, 2014 (predecessor), which is included in this Current Report on Form 8-K.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

South Bend, Indiana

October 10, 2017